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PRICING SUPPLEMENT NO. 4, DATED: May 7, 2002                               RULE 424(b)(2)
to Prospectus Supplement Dated November 28, 2001     REGISTRATION STATEMENT NO. 333-73380
to Prospectus Dated November 28, 2001



                                    KEYCORP


                                  $25,000,000

                   [ ] SENIOR MEDIUM-TERM NOTES, SERIES G
                   [X] SUBORDINATED MEDIUM-TERM NOTES, SERIES F


[ ]   Floating Rate Notes                         [X]  6.625% Fixed Rate Notes
[X]   Book-Entry Notes                            [ ]  Certificated Notes


Original Issue Date: May 24, 2002
Maturity Date: May 24, 2017
Issue Price: 98%
Paying Agent: Deutsche Bank Trust Company Americas
Authenticating Agent: Deutsche Bank Trust Company Americas


OPTION TO ELECT REDEMPTION:      [X] Yes    [ ] No      OPTION TO EXTEND MATURITY:            [ ] Yes [X] No
Redemption Date(s): Callable, in whole or in part,      Extended Maturity Dates:
  at KeyCorp's option, upon 30 days' prior notice,      Notice of Extension Date(s):
  monthly beginning on May 24, 2005 and on the
  24th day of every month thereafter until the
  Maturity Date.                                        SPECIFIED CURRENCY (NOT U.S. DOLLARS):[ ] Yes  [X] No
Initial Redemption Percentage: 100%                     Authorized Denominations:
Annual Redemption Percentage Reduction: N/A             Exchange Rate Agency:

OPTION TO ELECT REPAYMENT:       [ ] Yes    [X] No      Optional Interest Rate Reset:         [ ] Yes  [X] No
Repayment Date(s):                                      Optional Interest Rate Reset Dates:   [ ] Yes  [X] No
Repayment Price(s):                                     Optional Extension of Maturity:       [ ] Yes  [X] No
                                                        Length of Extension Period:           [ ] Yes  [X] No
Repurchase Price (if any):  N/A
Amortization Schedule (if any):  N/A
Sinking Fund Defeasance:         [ ] Yes    [X] No

Minimum Denominations:           [X]$1,000 [ ] Other:


                              FIXED RATE NOTES ONLY

Interest Computation Period: Monthly

Interest Payment Dates: Monthly on the 24th day of each month, commencing on
                        June 24, 2002

Regular Record Dates if other than May 31 and November 30: The 1st day of every month.
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                            FLOATING RATE NOTES ONLY

                                   BASE RATE:
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[ ]    CD Rate                       [ ]   Treasury Rate
[ ]    Commercial Paper Rate         [ ]   CMT Rate
[ ]    Federal Funds Rate            [ ]   11th District Cost of Funds Rate
[ ]    LIBOR                         [ ]   Other (specify):
[ ]    Prime Rate

 Initial Interest Rate:                                Interest Determination Date:


 Index Maturity:                                       Interest Reset Period:

 Spread (Plus or minus):                               Interest Reset Dates:


 Maximum Interest Rate:                                Interest Payment Dates:

 Minimum Interest Rate:                                Calculation Date:

 Total Amount of OID:                                  Calculation Agent:

 Yield to Maturity:                                    Spread Multiplier:

 Initial Accrual Period OID                            Telerate Page:
    and Designated Method:
                                                       Other Terms (if any):


AGENT:  [X] Salomon Smith Barney Inc.                  Agent's Discount or Commission: 2.00% ($500,000)
        [ ] Banc of America Securities LLC             Trade Date: May 7, 2002
        [ ] Credit Suisse First Boston Corporation     Proceeds to KeyCorp: $24,500,000
        [ ] Deutsche Bank Securities Inc.
        [ ] Goldman, Sachs & Co.
        [ ] HSBC Securities (USA), Inc.
        [ ] J.P. Morgan Securities Inc.
        [ ] Lehman Brothers Inc.
        [ ] McDonald Investments Inc.
        [ ] Morgan Stanley & Co. Incorporated
        [ ] Other _______________________________

[ ]  Acting as Agent       [ ] Agent is acting as Agent for the sale of Notes
                               by KeyCorp at a price of % of the principal amount

[X]  Acting as Principal   [X] Agent is purchasing Notes from KeyCorp as
                               Principal for resale to investors and other purchasers at:

                                [ ] a fixed public offering price of % of the
                                    Principal amount

                                    [X] varying prices related to prevailing
                                        market prices at the time of resale to
                                        be determined by such Agent

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